UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2015

OMEROS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	001-34475	91-1663741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Elliott Avenue West

Seattle, Washington 98119

(Address of principal executive offices, including zip code)

(206) 676-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

Loan and Security Agreement

On December 30, 2015, Omeros Corporation (“Omeros”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Oxford Finance LLC, as a lender and as collateral agent (“Oxford”), and East West Bank, as a lender (“EWB,” and together with Oxford in its capacity as a lender, the “Lenders”). Omeros initially borrowed an aggregate principal amount of $50.0 million from the Lenders. Omeros may borrow up to an additional $20.0 million in aggregate principal amount in two tranches of $10.0 million each until June 30, 2017, contingent upon the satisfaction of certain conditions including minimum net revenue amounts from Omeros’ product Omidria® (phenylephrine and ketorolac injection) 1% / 0.3%.

Omeros used approximately $27.5 million of the initial loan proceeds to repay all of the amounts owed by Omeros under its existing Loan and Security Agreement with Oxford, Flexpoint MCLS Holdings LLC and Midcap Funding XI, LLC dated March 5, 2014, as amended (the “Prior Agreement”). Upon the repayment of all amounts owed by Omeros under the Prior Agreement, all commitments under the Prior Agreement were terminated and all security interests granted by Omeros to the lenders under the Prior Agreement were released. The company anticipates recognizing a loss on debt extinguishment of approximately $1.3 million in its financial statements for the fourth quarter of 2015. Omeros intends to use the remainder of the initial loan proceeds (after deducting loan origination costs) of approximately $22.3 million, as well as any of the additional $20.0 million if borrowed, for general corporate purposes and working capital. During the interest-only period, Omeros’ cash debt service obligation will be reduced by $11.4 million as compared to the aggregate principal and interest payments that would have been payable during the same period under the Prior Agreement, which terminated on December 30, 2015.

Interest on the amounts borrowed under the Loan Agreement accrues at an annual fixed rate of 9.25%. Payments due under the Loan Agreement are interest only, payable monthly, in arrears, through July 1, 2017. Beginning August 1, 2017, Omeros will be obligated to make 30 monthly payments of principal and interest. All unpaid principal and accrued and unpaid interest will be due and payable on January 1, 2020 (the “Maturity Date”).

In connection with the execution of the Loan Agreement, Omeros made a one-time up front facility fee payment to the Lenders of $100,000 and a one-time up front loan syndication fee payment to Oxford of $150,000. In consideration for the Lenders agreeing to provide Omeros with an 18-month period of interest-only payments, Omeros is required to pay the Lenders a final payment fee equal to the sum of 7.50% of the initial $50.0 million principal amount borrowed under the Loan Agreement (i.e., $3.75 million) plus 5.25% of any additional principal amounts borrowed under the Loan Agreement (i.e., up to $1.05 million), less any portion of the fee previously paid in connection with a prepayment. Omeros may prepay all or a portion of the outstanding principal and accrued and unpaid interest under the Loan Agreement at any time upon prior notice to the Lenders and the payment of a fee equal to 1.00% of the prepaid principal amount in addition to the pro rata portion of the final payment fee attributable to the prepaid principal amount.

As security for its obligations under the Loan Agreement, Omeros granted Oxford, as collateral agent for the Lenders, a security interest in substantially all of its assets excluding its intellectual property (other than the proceeds derived from any intellectual property). The Loan Agreement requires Omeros to achieve certain minimum net revenue amounts from Omidria through the end of 2018, to maintain at least $10.0 million in cash and cash equivalents during the term of the Loan Agreement and to establish an at-the-market equity financing facility (as discussed below). The Loan Agreement also contains customary affirmative and negative covenants, including covenants that limit Omeros’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, or repurchase stock, in each case subject to customary exceptions for a credit facility of this size and type, as well as covenants that limit Omeros’ ability to license its intellectual property for a limited set of its programs without lender approval or to pledge its intellectual property.

The Loan Agreement includes customary events of default that include, among other things, non-payment, inaccuracy of representations and warranties, covenant breaches, a material adverse change (as defined in the Loan Agreement), cross default to material indebtedness, bankruptcy and insolvency, material judgments, and a change of control. The occurrence and continuance of an event of default could result in the acceleration of the obligations under the Loan Agreement. Under certain circumstances, a default interest rate will apply on all outstanding obligations during the existence of an event of default under the Loan Agreement at a per annum rate equal to 5.00% above the otherwise applicable interest rate.

The foregoing description of the Loan Agreement is only a summary of its material terms and does not purport to be complete. A copy of the Loan Agreement and the form of Secured Promissory Note issued to each lender are attached as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

At-the-Market Issuance Sales Agreement

As required by the Loan Agreement, on January 6, 2016 Omeros entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with JonesTrading Institutional Services LLC (the “Agent”) pursuant to which Omeros, at its sole discretion, may issue and sell shares of its common stock having an aggregate offering price of up to $100.0 million from time to time through the Agent as Omeros’ sales agent.

Any sales of shares of common stock pursuant to the Sales Agreement will be made under Omeros’ previously filed and currently effective shelf registration statement on Form S-3 (File No. 333-201581) (the “Registration Statement”) and the related prospectus supplement dated and filed on January 6, 2016. The Agent may sell common stock by any method deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, including directly on The Nasdaq Global Market or in sales made to or through a market maker other than on an exchange. With Omeros’ prior written consent, sales may also be made in negotiated transactions and/or any other method permitted by law. If Omeros elects to utilize the Sales Agreement, the Agent would be obligated to use its commercially reasonable efforts to sell shares of Omeros’ common stock subject to the terms and conditions of the Sales Agreement and as instructed by Omeros, including with respect to price, time, size limits or other parameters or conditions that Omeros may impose. Omeros will pay to the Agent a cash commission equal to 1.7% of the gross proceeds from the sale of any shares of common stock by the Agent under the Sales Agreement. Omeros and the Agent have also provided each other with customary indemnification rights.

Omeros is not obligated to make any sales of common stock under the Sales Agreement and no assurance can be given that Omeros will sell any shares under the Sales Agreement, or, if it does, as to the price or amount of shares that it will sell, or the dates on which any such sales will take place. The Sales Agreement may be terminated by either party at any time upon 10 days’ notice to the other party, or by the Agent at any time in certain circumstances, including the occurrence of a material adverse change in Omeros. In addition, the Sales Agreement will automatically terminate upon the sale of all common stock subject to the Sales Agreement.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The legal opinion of Mark A. Metcalf, Associate General Counsel, Corporate Finance and Governance, and Assistant Secretary of Omeros, relating to the common stock being offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The above disclosure shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 1.02	Termination of a Material Definitive Agreement

The information set forth in Item 1.01 above with respect to the Prior Agreement is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Loan Agreement is incorporated herein by reference.

Item 8.01	Other Events.

Effective January 1, 2016, Omeros converted its dedicated contract field sales force engaged in marketing Omidria that were provided by Ventiv Commercial Services, LLC (“inVentiv”) to Omeros employees. inVentiv will continue to provide certain sales support services to Omeros. The company expects that this conversion will not result in material additional sales force costs.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

1.1	At Market Issuance Sales Agreement dated January 6, 2016 between Omeros Corporation and JonesTrading Institutional Services LLC

5.1	Opinion of Mark A. Metcalf, Associate General Counsel, Corporate Finance and Governance, and Assistant Secretary of Omeros Corporation

10.1	Loan and Security Agreement between Omeros and Oxford Finance LLC, as collateral agent and as a lender, and East West Bank, as a lender, dated December 30, 2015

10.2	Form of Secured Promissory Note issued by the registrant to each lender (included in Exhibit 10.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION

By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.

President, Chief Executive Officer, and Chairman of the Board of Directors

Date: January 6, 2016

EXHIBIT INDEX

Exhibit Number	Description

1.1	At Market Issuance Sales Agreement dated January 6, 2016 between Omeros Corporation and JonesTrading Institutional Services LLC

5.1	Opinion of Mark A. Metcalf, Associate General Counsel, Corporate Finance and Governance, and Assistant Secretary of Omeros Corporation

10.1	Loan and Security Agreement between Omeros and Oxford Finance LLC, as collateral agent and as a lender, and East West Bank, as a lender, dated December 30, 2015

10.2	Form of Secured Promissory Note issued by the registrant to each lender (included in Exhibit 10.1)